EXHIBIT (a)(6)

FOR IMMEDIATE RELEASE

DOBSON COMMUNICATIONS EXTENDS TENDER OFFER FOR 12 1/4% SENIOR
EXCHANGEABLE PREFERRED STOCK

     OKLAHOMA CITY, October 22, 2003 (PRIMEZONE) — Dobson Communications Corporation (Nasdaq: DCEL) today announced an extension of its previously announced cash tender offer.

     On September 8, 2003, Dobson initiated a cash tender offer (the “Offer”) for up to 250,000 shares of its 12 1/4% Senior Exchangeable Preferred Stock (CUSIP Nos. 256072307, 256069303 and 256072208) (the “Preferred Shares”). The consideration offered in the Offer is an amount equal to $1,061.25 per Preferred Share, plus accrued and unpaid dividends to, but not including, the settlement date, payable in cash on the settlement date. The Offer was originally scheduled to expire at 5:00 p.m. on October 7, 2003. On October 7, 2003 Dobson issued a press release extending the Dobson Offer until 12:00 p.m. Midnight EDT on Tuesday, October 21, 2003. As of that time, 245,842 Shares had been tendered. The expiration time for the Dobson Offer has been extended to 12:00 Midnight EDT on Thursday, October 30, 2003.

     Dobson currently expects the closing of its new $700 million senior credit facility, which is a condition of the Offer, to occur on October 23, 2003. The terms and conditions of the Offer will continue in full force and effect through the new expiration dates.

     Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net.

     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Dobson’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, the closing of Dobson’s new secured credit facility. A more extensive discussion of the risk factors that could impact these areas and Dobson’s overall business and financial performance can be found in Dobson’s reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Contact:

Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820